Exhibit 99.1

Apex Silver Reports on 2005 Year-End Results

Denver, CO, March 31, 2006/PRNewswire/ Apex Silver Mines Limited (AMEX: SIL) today reported a net loss of $47.3 million or $0.94 per share for the fourth quarter 2005 compared to a net loss of $4.4 million or $0.09 per share for the same 2004 period.  The loss in the fourth quarter is mainly due to a $48.8-million non-cash mark-to-market charge related to the previously-announced hedge position put in place by the company in connection with $225-million in project financing for its 100%-owned San Cristobal open-pit silver-zinc-lead project located in southwestern Bolivia.  The charge stems from the application of Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities” (FAS No. 133), which requires that all derivative instruments be recorded on the balance sheet at fair value and that changes in the fair value be recorded each period in current earnings.  This project financing-related hedge position, which is collateralized by future mine production and thus is not subject to margin calls, will be settled over the repayment period of the project financing beginning in the third quarter of 2007 when San Cristobal is scheduled to begin production.  The hedge position covers approximately 3.5%, 12.6% and 14.7% of planned life-of-mine payable production of silver, zinc and lead, respectively.  The company borrowed $40 million against this project financing facility in 2006.  Primarily due to the fourth quarter non-cash mark-to-market hedge book-related charge, Apex Silver’s 2005 net loss was $67.0 million or $1.38 per share.

The higher non-cash mark-to-market charges in the fourth quarter and total year 2005 were partly offset by $0.5 million and $8.2 million, respectively, in higher interest and other income primarily related to higher on-hand cash and investment balances.  In addition, the company recorded $4.9 million and $6.8 million gains related to the extinguishment of convertible notes in the fourth quarter and full year 2005, respectively.  At December 31 2005, the company’s aggregate cash, short and long-term investments and restricted investments and cash amounted to $351.9 million (of which $215.1 million was restricted) which in combination with the recently-completed $225-million project financing, should provide the company with sufficient financial resources to complete construction and development of San Cristobal.

Development of San Cristobal is on Track

During the fourth quarter 2005, the company made major progress towards advancement of San Cristobal.  By the end of the year, the company pre-stripped approximately three million tonnes of material and in January 2006 began stockpiling oxide ore for future processing.  In the first two months of 2006, mining activities were hampered by unusually heavy rains and flooding in the area.  The lost pace in mining is expected to be recouped as the year progresses and weather conditions improve.

At December 31 2005, the project was approximately 40% complete.  With engineering (90%+) finished, the company is focusing its efforts on construction of the on-site facilities.  Approximately 50% of concrete has been poured.  The Semi Autogenous Grinding (SAG) mill and one of the two ball mill shells have been put in place and are being assembled.  Recently delivered flotation cells have also been installed.  Construction of the primary crusher is well underway.  Work is proceeding as planned towards construction of a dedicated port facility, railway spur, power line and other infrastructure-related items.

APEX SILVER MINES CORPORATION  —  A Services Company

1700 Lincoln Street — Suite 3050 — Denver, Colorado 80203 — Telephone (303) 839-5060 — Fax (303) 839-5907

By December 31 2005, the company incurred approximately $279 million in total expenditures on the project (of which approximately $30 million was incurred in 2004).  In addition, the company made prepayments and advances towards construction of port and power facilities totaling approximately $17 million.  This $600-million project remains on budget.  In 2006, the company expects to spend approximately $325 million on the project, which includes prepayments and advances.

On December 18 2005, the Bolivian people elected a new government headed by President Evo Morales.  Apex Silver has been a part of the Bolivian community for over 10 years.  The company is looking forward to working with the new administration and building upon its solid track record of industrial innovation, community involvement and sustainable development for many years to come.

Year-End Reserves at San Cristobal

The company recently updated its 2005 year-end reserves.  This update was carried out on the basis of a three-year commodity-price rolling average as mandated by the Securities and Exchange Commission.  Results were as follows:

Parameter	Units	Proven & Probable Reserves (Dec. 31, 2005)	Proven & Probable Reserves (Dec. 31, 2004)
Silver Price	$/Ounce	6.28	5.37
Zinc Price	$/Tonne	1,084.63	884.05
Lead Price	$/Tonne	782.64	608.48

Tonnes	000	230,570	219,030

Silver Grade	Grams/Tonne	63.1	64.69
Zinc Grade	%	1.59	1.60
Lead Grade	%	0.58	0.59

Contained Metal
Silver	Ounces	467,767,300	455,552,500
Zinc	Tonnes	3,666,100	3,504,500
Lead	Tonnes	1,337,300	1,292,300

Apex Silver is a mining exploration and development company.  Since its inception in 1993 and with the discovery of San Cristobal, it has assumed an increasingly important profile within the silver sector.  Its San Cristobal flagship project is located in the Potosi district of southwestern Bolivia.  At the designed production rate of 40,000 tonnes of ore per day, San Cristobal is expected to produce approximately 22.3 million ounces of payable silver, 182,500 tonnes of payable zinc and 85,000 tonnes of payable lead per year in the first five years of production, making it one of the largest producers of these key metals in the world.

The common shares of Apex Silver trade on the American Stock Exchange under the symbol “SIL”.

This press release contains forward-looking statements regarding the company, within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, including statements regarding the San Cristobal project including the commencement of production in the third quarter of 2007, the anticipated production of silver, zinc and lead in the first five years of operation, settlement of commodity hedges, capital expenditures and the company having sufficient funds to complete project development and startup.  Actual results relating to any and all of these subjects may differ materially from those presented.  Factors that could cause results to differ materially include fluctuations in silver, zinc and lead prices, problems or delays in construction and startup, variations in ore grade and processing rates, problems in emerging financial markets and political unrest and uncertainty in Bolivia.  The company assumes no obligation to update this information.  Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements can be found in the company’s Form 10-K filed with the SEC for the year ended December 31, 2005.

CONTACT:  Igor Levental, Vice President Investor Relations and Corporate Development, Apex Silver Mines Corporation, 303-764-9162.

APEX SILVER MINES LIMITED

Summary Financial Information

(In thousands of United States dollars, except for shares and per share data)

	Three Months Ended		Twelve Months Ended
	December 31, 2005	December 31, 2004	December 31, 2005	December 31, 2004
Income and expenses
Interest and other income	$3,449	$2,993	$14,295	$6,108
Gain on extinguishment of debt	4,868	—	6,765	—
Trading gains (losses) — commodities	(48,833)	328	(56,417)	751
Trading gains (losses) — foreign currency	132	1,593	(678)	1,406

Exploration expense	(1,377)	(1,666)	(5,235)	(5,306)

Administrative expense	(4,200)	(5,923)	(17,860)	(18,162)
Interest expense & other borrowing costs	(834)	(1,715)	(7,335)	(3,587)
Amortization and depreciation	(96)	(17)	(210)	(55)
Loss before minority interest	(46,891)	(4,407)	(66,675)	(18,845)
Income tax expense	(379)	—	(379)	—

Minority interest in loss of consolidated subsidiary	4	—	16	—
Net loss	$(47,266)	$(4,407)	$(67,038)	$(18,845)

Other comprehensive income (loss)	(184)	—	(311)	68
Comprehensive loss	$(47,450)	$(4,407)	$(67,349)	$(18,777)

Net loss per Ordinary Share-basic and diluted	$(0.94)	$(0.09)	$(1.38)	$(0.41)
Weighted average Ordinary Shares outstanding	50,308,299	47,517,615	48,615,586	46,528,341

SUMMARY BALANCE SHEET DATA	December 31, 2005	December 31, 2004
in thousands of U.S. dollars

Cash & cash equivalents	$4,808	$27,740
Restricted cash	135,182	397
Short-term investments	132,000	419,625
Restricted investments	67,491	4,628
Other current assets	5,824	4,801
Total current assets	345,305	457,191

Property, plant and equipment (net)	379,138	127,582
Long-term investments.	—	77,995
Deferred financing costs	21,604	11,262
Value added tax recoverable (net)	20,052	6,396
Restricted cash	—	2,711
Restricted investments	12,392	10,657
Other assets	2,020	24
Total assets	$780,511	$693,818

Accounts payable and accrued current liabilities	74,487	4,825
Accrued interest payable	3,096	2,890
Derivatives	5,652	—
Current portion of long-term debt	2,270	—
Current liabilities	85,505	7,715

Notes payable long-term	320,021	339,987
Asset retirement obligation	2,003	—
Derivatives	50,621	—
Total liabilities	458,150	347,702

Minority interest in subsidiaries	34	—
Shareholders’ equity	322,327	346,116
Total liabilities & shareholders’ equity	$780,511	$693,818